Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the Effective Date, by and between Gleacher Partners, LLC (“Partners”), Broadpoint Capital, Inc., a New York corporation (“Capital”), Broadpoint Securities Group, Inc. (“Broadpoint”), and Eric Gleacher (“Employee”).

W I T N E S S E T H:

WHEREAS, Capital and Broadpoint desire to cause Employee to be appointed as Chairman of Broadpoint, and Employee desires to be appointed to that position;

WHEREAS, Capital desires to employ Employee as a senior member of the Investment Banking Division of Capital and its affiliates, and Employee desires to be employed in that position;

WHEREAS, an Agreement and Plan of Merger by and among Broadpoint, Magnolia Advisory LLC, Gleacher Partners Inc., certain of the stockholders of Gleacher Partners Inc., and each of the holders of interests in Gleacher Holdings, LLC, dated as of March 2, 2009 (the “Merger Agreement”) will be entered into concurrently with the execution of this Agreement, pursuant to which Gleacher Partners Inc. will be merged with and into Magnolia Advisory LLC (the “Merger”);

WHEREAS, Employee currently is an employee of Partners, and Partners will be a wholly-owned subsidiary of Magnolia Advisory LLC following the Merger;

WHEREAS, Partners desires to continue to employ Employee following the Merger as a senior member of the Investment Banking Division of Partners until Employee is employed by Capital, and Employee desires to continue to be employed in that position;

WHEREAS, in connection with the Merger, Employee shall receive significant consideration pursuant to the terms of the Merger Agreement;

WHEREAS, as a condition to the Merger, the Merger Agreement contemplates, among other things, that Employee shall enter into this Agreement; and

WHEREAS, as a condition to the Merger, the Merger Agreement also contemplates Broadpoint and Employee shall enter into a Non-Competition and Non-Solicitation Agreement concurrently with the execution of this Agreement (the “Non-Competition Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Partners, Capital and Employee hereby agree as follows:

1.           Employment and Employment Period.

(a)           The “Effective Date” of this Agreement shall be the “Closing Date” as defined in the Merger Agreement.  In the event the Effective Date does not occur, this Agreement shall be void ab initio and of no force and effect.

(b)           Company (as defined below) agrees to employ Employee and Employee agrees to be employed by Company, on the terms and conditions set forth in this Agreement, for a period commencing on the Effective Date and continuing thereafter until the third anniversary thereof, unless sooner terminated pursuant to Section 5 hereof (the “Employment Period”).  The Employment Period shall automatically be extended for one additional year upon the third anniversary of the Effective Date without the necessity of any affirmative action by any party, unless either party provides at least six (6) months’ advance written notice to the other party that the Employment Period will not be extended.  Following the termination of Employee’s employment for any reason, he shall resign any and all officerships and directorships he then holds with Broadpoint, Company or any of their affiliates.

(c)           For purposes of this Agreement, “Company” shall mean Partners during the period commencing on the Effective Date and ending as of the date on which Broadpoint determines that Employee’s employment shall be transferred to Capital.  Thereafter, Company shall mean Capital.  Employee acknowledges and agrees that the transfer of Employee’s employment from Partners to Capital as contemplated by this Agreement (and without any other event) shall not constitute a termination of employment or Good Reason (as defined below) for purposes of this Agreement.  Notwithstanding the foregoing definition of “Company,” Broadpoint shall be jointly and severally liable for, and guarantee any obligations of, Partners hereunder during the period that Partners is “Company” for purposes of this Agreement.  Broadpoint will use its reasonable best efforts to combine Company and Partners, or to transfer the employment of all employees of Partners  to Company, by December 31, 2009.

2.           Title and Duties.

(a)           Effective as of the Effective Date, the Board of Directors of Broadpoint (the “Board”) shall appoint Employee as a member and Chairman of the Board and thereafter during the Employment Period shall nominate Employee for election as a member of the Board when his seat on the Board is up for re-election.  While serving on the Board, Employee shall serve as Chairman of Broadpoint and shall (i) have the duties, responsibilities and authority commensurate with such position and such other duties and responsibilities as are otherwise set forth in Broadpoint’s By-Laws, (ii) be responsible for the origination and execution of signature investment banking transactions, (iii) assist in building Broadpoint, Company and their investment banking brand through pro active interaction with the media, and (iv) work with the Chief Executive Officer of Broadpoint and Company on strategic direction and sourcing capital consistent with the business plan of Broadpoint and Company.

(b)           (i) During the Employment Period, Employee shall serve as a senior member of the Investment Banking Division of Company and its affiliates (the “Division”), (ii) during the portion of the Employment Period that Partners is “Company” for purposes of this Agreement, Employee shall also serve as the Chief Executive Officer of Partners, with such duties and responsibilities as are commensurate with such position, and (iii) during the Employment Period, Employee shall devote substantially all of his working time and attention during normal working hours to the performance of his duties hereunder.  For purposes of any applicable regulatory or self regulatory requirements, Employee’s supervisory duties and responsibilities shall be as set forth in the Joint Marketing Agreement to be entered into, and on terms mutually agreed between the date hereof and the Effective Date, by Partners and Capital.  Notwithstanding the foregoing, nothing in this Agreement shall restrict Employee from managing his personal investments, personal business affairs and other personal matters, or serving on civic or charitable boards or committees, if such activities do not interfere with the performance of his duties hereunder or conflict with the Company’s interests (it being understood that Employee’s continued provision of services to Gleacher Mezzanine Funds and Gleacher Fund Advisors at the same level as Employee provided such services prior to the Effective Date shall in no event be deemed a violation of this Section 2(b); provided that Employee does not devote more than ten hours to the provision of such services during any month during the Employment Period).

3.           Compensation and Benefits.  For the services rendered by Employee to Company during the Employment Period, Employee shall be paid and provided the compensation and benefits set forth in this Section 3.

(a)           Base Salary.  As compensation for services performed under and during the Employment Period, Company shall pay to Employee, in regular periodic installments as in effect immediately prior to the Effective Date, a base salary (the “Base Salary”) at the rate of Three Hundred Fifty Thousand Dollars ($350,000.00) per year.  Employee’s Base Salary shall be reviewed each year and may be adjusted upward from time to time at the discretion of the Chief Executive Officer of the Company and, where appropriate, the compensation committee of the Board.

(b)           Annual Bonus.  Employee shall participate in the annual bonus pool for the Division for each fiscal year of Broadpoint that begins during the Employment Period; provided, however, that Employee’s bonus with respect to the fiscal year that begins prior to the Effective Date shall be pro-rated to correspond to the portion of such fiscal year that follows the Effective Date.  The amount, if any, of Employee’s annual bonus will be determined under terms and conditions developed by the compensation committee of the Board, as recommended by the Chief Executive Officer of the Company.

(c)           Benefits.  At all times during the Employment Period, Employee shall be entitled to receive employee benefits on such basis as is comparable to those provided to other senior Employees of Broadpoint, subject to the terms and conditions of the relevant benefits plans and policies; provided, however, that during the Benefits Continuation Period (as defined in the Merger Agreement), Employee shall be entitled to receive employee benefits on a basis that is no less favorable than as set forth in Section 7.10(a) of the Merger Agreement.  Employee shall be entitled to vacation and paid holidays consistent with Company’s practices as adopted from time to time.  During the Employment Period, Employee shall be entitled to automobile transportation related benefits for business purposes that are no less favorable than those provided to Employee immediately prior to the Effective Date.

(d)           Equity Compensation Awards.  During the Employment Period, Employee shall be eligible to participate in, and receive awards under, Broadpoint’s 2007 Incentive Compensation Plan (or any successor plan thereto), subject to the terms and conditions of such Plan and the applicable award agreements.

4.           Expenses.  Employee shall be entitled to be fully reimbursed for all reasonable expenses incurred by him in the performance of his duties hereunder on the same basis as applied to him at Gleacher Partners Inc. as of immediately prior to the Effective Date.  Any reimbursement or advancement payable to Employee pursuant to this Agreement shall be conditioned on the submission by Employee of all expense reports reasonably required by Company under the applicable expense reimbursement policy, and shall be paid to Employee as soon as practicable following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Employee incurred the reimbursable expense.  Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year.  The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

5.           Termination and Termination of Benefits.  Employee’s employment with Company shall terminate under the following circumstances:

(a)           Expiration of Employment Period Without Continued Employment of Employee by Company.  Employee’s employment shall terminate as of the last day of the Employment Period.  In such event, and subject to the other provisions of this Section 5, Employee shall be entitled to the following payments and benefits and Company shall have no further obligations to Employee under this Agreement:

(i)           Employee shall be entitled to receive any accrued but unpaid Base Salary through the last day of the Employment Period within 30 days after such last day of the Employment Period, and any accrued benefits payable to Employee in accordance with Company’s benefits policies or the provisions of any benefit plan in which he is then a participant to the extent provided therein;

(ii)           Company shall pay Employee a pro-rated bonus for the fiscal year in which termination occurs, to be paid in cash at the time such bonus would have been paid if Employee remained employed determined consistent with Section 3(b) (but in no event later than 2-1/2 months following the end of the year in which Employee’s employment is terminated), and shall also pay Employee any other bonus with respect to any other fiscal year that had been earned at the time of the termination of Employee’s employment, but not yet paid (payable in no event later than 2-1/2 months following the end of the year in which such bonus was earned); and

(iii)           Any equity compensation awards previously made to Employee shall vest or be forfeited in accordance with the terms of Broadpoint’s 2007 Incentive Compensation Plan (or any successor plan under which such awards were granted) and the applicable award agreements.

(b)           Termination By Employee Without Good Reason.  Employee may resign from Company at any time upon sixty (60) days’ prior written notice to Company.  In the event of resignation by Employee under this Subsection (b), Company may elect to waive the period of notice, or any portion thereof and thereby accelerate the date of termination.  In the event of termination by Employee of his employment under this Subsection (b), Employee shall be entitled to the following payments and benefits and Company shall have no further obligations to Employee under this Agreement:

(i)           Employee shall be entitled to receive any accrued but unpaid Base Salary through the effective date of such termination within 30 days following the date of termination and any accrued benefits payable to Employee in accordance with Company’s benefits policies or the provisions of any benefit plan in which he is then a participant to the extent provided therein;

(ii)           Company shall pay Employee any bonus with respect to any concluded fiscal year that had been earned at the time of the termination of Employee’s employment, but not yet paid (payable in no event later than 2-1/2 months following the end of the year in which such bonus was earned); and

(iii)           Any equity compensation awards previously made to Employee shall vest or be forfeited in accordance with the terms of Broadpoint’s 2007 Incentive Compensation Plan (or any successor plan under which such awards were granted) and the applicable award agreements.

(c)           Termination by Company Without Cause.  Employee’s employment under this Agreement may be terminated by Company without Cause (as defined in Section 5(e) of this Agreement) and sixty (60) days’ prior written notice to Employee.  In the event of such termination, Employee shall be entitled to the following payments and benefits and Company shall have no further obligations to Employee under this Agreement:

(i)           Company shall continue to pay to Employee his Base Salary until the date which is twelve (12) months following the termination of his employment under this Section 5(c) (the “Severance Period’’).  Company shall also pay Employee a pro-rated bonus for the fiscal year in which the Severance Period ends determined consistent with Section 3(b), to be paid in cash at the time such bonus would have been paid if Employee remained employed (but in no event later than 2-1/2 months following the end of the year in which Employee’s employment is terminated); and Company shall pay Employee any other bonus with respect to any other fiscal year that had been earned at the time of the termination of Employee’s employment, but not yet paid (payable in no event later than 2-1/2 months following the end of the year in which such bonus was earned);

(ii)           Company shall maintain in full force and effect, for the continued benefit of Employee for the Severance Period, the medical, hospitalization and dental insurance plans and programs in which Employee was participating immediately prior to the date of termination at the level in effect and upon substantially the same terms and conditions (including, if applicable, contributions required by Employee for such benefits) as existed immediately prior to the date of termination; provided, that, if Employee cannot continue to participate in Company’s plans and programs providing such benefits, Company shall arrange to provide Employee with the equivalent benefits under an individual policy (“Continued Benefits”).  Such Continued Benefits shall terminate on the date or dates Employee receives substantially similar coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer; provided, that, the determination of coverage and benefits shall be made on a plan by plan and benefit by benefit basis and Company’s obligation under this Section 5(c) shall continue with respect to any plan or benefit that is not substantially similar to those in effect when Employee’s employment terminated.  At the end of the Severance Period, Employee shall have the right to elect continuation coverage under COBRA to the extent still eligible under applicable law;

(iii)           Employee shall be paid or provided any accrued benefits payable to Employee in accordance with Company’s benefits policies or the provisions of any benefit plan in which he is then a participant to the extent provided therein; and

(iv)           Any equity compensation awards previously made to Employee shall vest or be forfeited in accordance with the terms of Broadpoint’s 2007 Incentive Compensation Plan (or any successor plan under which such awards were granted) and the applicable award agreements.  As a condition to any vesting or continued vesting of awards, and subject to receiving a release from Broadpoint and its affiliates (which release shall exclude their rights to seek contribution and/or indemnification from Employee and any rights Company may have under the Merger Agreement), Employee shall be required to sign a separation agreement with a general release (which release shall exclude Employee’s rights to seek contribution and/or indemnification from Broadpoint and its affiliates and any rights Employee may have under the Merger Agreement) in such form as is reasonably acceptable to the parties and their respective counsel.

(d)           Termination by Employee for Good Reason.  Employee may terminate his employment hereunder for Good Reason by giving written notice to the Chief Executive Officer of Company within thirty (30) days after the occurrence of any one of the events specified in Subsection (d)(i) of this Section 5, without his prior written consent, specifying that such termination shall occur thirty (30) days after such notice has been given to the Chief Executive Officer; provided, however, that such notice shall not be effective to cause termination under this Subsection (d) if the specified event is cured by Company within thirty (30) days of such written notice thereof.

(i)           Only the following shall constitute “Good Reason” for such termination:

(A)           Failure by Broadpoint or its affiliates to perform fully the terms of this Agreement, or any plan or agreement referenced in this Agreement, other than an immaterial and inadvertent failure not occurring in bad faith and remedied by Broadpoint or its affiliates promptly (but not later than five (5) days) after receiving notice thereof from Employee;

(B)           Any reduction in Employee’s Base Salary or failure to pay any bonuses or other material amounts due under this Agreement in accordance herewith;

(C)           The assignment to Employee of any duties inconsistent in any material respect with his position or with his authority, duties or responsibilities as Chairman of Broadpoint or as a senior member of the Division or as Chief Executive Officer of Partners during the period required by this Agreement, or any other action by Company which results in a diminution in such positions, authority, duties or responsibilities, excluding for this purpose any immaterial and inadvertent action not taken in bad faith and remedied by Broadpoint or its affiliates promptly (but not later than ten (10) days after receiving notice from Employee);

(D)           Any change in the place of Employee’s principal place of employment to a location outside New York City;

(D)           Any failure by Broadpoint or its affiliates to obtain an assumption and agreement to perform this Agreement by a successor to Broadpoint or the applicable affiliate; or

(F)           A Change of Control of Company or Broadpoint occurs and Employee does not continue thereafter as Chairman of Broadpoint.

(ii)           In the event of termination by Employee for Good Reason, Employee shall be entitled to the following payments and benefits, and Company shall have no further obligations under this Agreement:

(A)           Employee shall be entitled to receive any accrued but unpaid Base Salary through the effective date of such termination within 30 days following the date of termination and any accrued benefits payable to Employee in accordance with the benefits policies or the provisions of any benefit plan in which he is then a participant to the extent provided therein;

(B)           Company shall pay Employee a pro-rated bonus for the fiscal year in which termination occurs determined consistent with Section 3(b), to be paid in cash at the time such bonus would have been paid if Employee remained employed (but in no event later than 2-1/2 months following the end of the year in which Employee’s employment is terminated), and shall also pay Employee any other bonus with respect to any other fiscal year that had been earned at the time of the termination of Employee’s employment, but not yet paid (payable in no event later than 2-1/2 months following the end of the year in which such bonus was earned); and

(C)           Any equity compensation awards previously made to Employee shall vest or be forfeited in accordance with the terms of Broadpoint’s 2007 Incentive Compensation Plan (or any successor plan under which such awards were granted) and the applicable award agreements.

(iii)           A “Change in Control” of Company or Broadpoint, as applicable, shall be deemed to have occurred if after the Effective Date:

(A)           any Person, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”)) of such Person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company or Broadpoint, as applicable, representing 35% or more of either (1) the combined voting power of then outstanding securities of such entity having the right to vote in an election of directors (“Voting Securities”) or (2) the then outstanding shares of all classes of equity securities of such entity;

(B)           the members of the Board of Directors (the “Board”) of Company or Broadpoint, as applicable, at the beginning of any consecutive 24-calendar-month period commencing on or after the date hereof (the “Incumbent Board Members”) cease for any reason other than due to death or disability to constitute at least a majority of the members of such Board; provided, however, that any director whose election, or nomination for election by such entity’s shareholders or members, was approved by a vote of at least a majority of the members of such Board then still in office who were members of such Board at the beginning of such 24-calendar-month period, or whose election was approved pursuant hereto, shall be deemed to be an Incumbent Board Member;

(C)           (1) the consummation, directly or indirectly, of any consolidation or merger of, or other business combination transaction or reorganization involving, Broadpoint or any of its “significant subsidiaries” (within the meaning of Regulation S-X promulgated by the U.S. Securities and Exchange Commission), unless following such transaction the shareholders of Broadpoint as of immediately before such transaction continue to own, immediately after consummation of such transaction, equity securities representing more than 65% of the then-outstanding Voting Securities and other equity interests of the surviving or resulting entity (or its ultimate parent company, as the case may be) in substantially the same proportions as their ownership immediately prior to such transaction and such shareholders continue to have the power to elect at least a majority of the board of directors or other governing body of such surviving or resulting entity (or its ultimate parent company, as the case may be), (2) the consummation, directly or indirectly, of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets or equity interests of Broadpoint or any of its significant subsidiaries unless the shareholders of Broadpoint as of immediately before such transaction continue to own, immediately after consummation of such transaction, equity securities of the acquiring corporation representing more than 65% of the Voting Securities and other equity interests of the acquiring company in substantially the same proportions as their ownership immediately prior to such transaction and such shareholders have the power to elect at least a majority of the board of directors or other governing body of such acquiring entity, or (3) the consummation or approval by shareholders of any plan or proposal for the liquidation or dissolution of Company or Broadpoint, as applicable; or

(D)           the consummation of any consolidation, merger, sale or other business combination transaction as a result of which the business currently conducted by Gleacher Partners Inc. is sold, transferred or otherwise conveyed to any person other than Company and its subsidiaries.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (A) solely as the result of an acquisition of securities by Company or Broadpoint (not undertaken to effect a transaction that would otherwise be considered a Change in Control), as applicable, which, by reducing the number of shares of stock, interests or other Voting Securities outstanding, increases (x) the proportionate number of shares of stock, interests or other Voting Securities of such entity beneficially owned by any Person to 35% or more of the shares of stock, interests or other Voting Securities then outstanding or (y) the proportionate voting power represented by the applicable Voting Securities beneficially owned by any Person to 35% or more of the combined voting power of all such then outstanding Voting Securities; provided, however, that if any Person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional shares of stock, interests or other Voting Securities of Company or Broadpoint, as applicable (other than pursuant to a share split, share dividend, or similar transaction), then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (A).  “Person” shall have the meaning used in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that the term “Person” shall not include (a) MatlinPatterson Global Opportunities Partners II, L.P. (and/or one or more of its controlled affiliates), (b) Company or any of its subsidiaries, or (c) Broadpoint or any of its other subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of Company or any of its subsidiaries or Broadpoint or any of its other subsidiaries.  In addition, no Change in Control shall be deemed to have occurred under clause (1) above by virtue of a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming a beneficial owner as described in such clause, if any individual or entity described in clause (a) or (c) of the foregoing sentence is a majority member of such group.

(e)           Termination by Company for Cause.  Employee’s employment hereunder may be terminated by Company for Cause, subject to the following conditions:

(i)           Only the following shall constitute Cause for termination:

(A)           Employee’s conviction of, or plea of guilty or “no contest” to, any felony;

(B)           Employee’s conviction of, or plea of guilty or “no contest” to, a violation of criminal law involving Company and its business;

(C)           Employee’s commission of an act of fraud or theft, or material dishonesty in connection with his performance of duties to Company;

(D)           Employee’s willful refusal or gross neglect by Employee to perform the duties reasonably assigned to him and consistent with his position with Company or otherwise to comply with the material terms of this Agreement, which refusal or gross neglect continues for more than fifteen (15) days after Employee receives written notice thereof from the Chief Executive Officer of Broadpoint providing reasonable detail of the asserted refusal or gross neglect (and which is not due to a physical or mental impairment); or

(E)           Employee’s breach of any material term of the Non-Competition Agreement or any other material agreement between Employee and Company or Broadpoint, which breach continues for more than five (5) days after Employee receives written notice thereof from the Chief Executive Officer of Broadpoint providing reasonable detail of the asserted breach.

(ii)           In no event shall Employee’s employment be considered to have been terminated for Cause unless and until Employee receives a copy of a resolution adopted by the Board finding that, in the good faith opinion of the Board, Employee is guilty of acts or omissions constituting Cause, which resolution has been duly adopted by an affirmative vote of a majority of the Board, excluding Employee and any individual alleged to have participated in acts constituting Cause.  Any such vote shall be taken at a meeting of the Board called for and held for such purpose, after reasonable written notice is provided to Employee setting forth in reasonable detail the facts and circumstance claimed to provide a basis of termination for Cause and Employee is given an opportunity, together with counsel, to be heard before the Board.

(iii)           In the event Employee is terminated for Cause, Employee shall be entitled only to the payments and benefits described in Subsection (b) of this Section 5, and Company shall have no further obligations to Employee under this Agreement.

(f)           Death.  Employee’s employment shall terminate upon his death.  In such event, Employee shall be entitled only to the following payments and benefits:

(i)           Employee shall be entitled to receive any accrued but unpaid Base Salary through the effective date of such termination within 30 day following the date of termination and any accrued benefits payable to Employee in accordance with Company’s benefits policies or the provisions of any benefit plan in which he is then a participant to the extent provided therein;

(ii)           Company shall pay Employee a pro-rated bonus for the fiscal year in which termination occurs, to be paid at the time such bonus would have been paid if Employee remained employed (but in no event later than 2-1/2 months following the end of the year in which Employee’s death occurs), and shall also pay Employee any other bonus with respect to any other fiscal year that had been earned at the time of the termination of Employee’s employment, but not yet paid (payable in no event later than 2-1/2 months following the end of the year in which such bonus was earned); and

(iii)           Any equity compensation awards previously made to Employee shall vest or be forfeited in accordance with the terms of Broadpoint’s 2007 Incentive Compensation Plan (or any successor plan under which such awards were granted) and the applicable award agreements.

(g)           Disability.  In the event that Employee becomes disabled, as determined under Company’s long-term disability income plan, and receives income replacement benefits under such plan or another accident and health plan covering employees of Company for a period of not less than three (3) months, or, in the absence of such plan or plans, by reason of Employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, Employee’s employment shall be deemed terminated by reason of disability; provided, however, that in no event shall Employee be terminated by reason of disability unless Employee receives written notice from Company, at least fifteen (15) days in advance of such termination, stating its intention to terminate Employee by reason of disability.  In the event of termination by reason of disability, Employee shall be entitled only to the payments and benefits described in Subsection (f) of this Section 5.

6.           Tax Indemnity.

Anything in this Agreement to the contrary notwithstanding, in the event it is determined that any payment or distribution by Company or any of its affiliates to Employee or for his benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision) (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount that, after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.  Such Gross-Up Payment shall be made to Employee within thirty (30) days following the date of determination that a Gross-Up Payment is required to be paid to Employee in accordance with the remaining terms of this Section 6; provided that, the Gross-Up Payment shall in all events be paid no later than the end of Employee’s taxable year next following Employee’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in below that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved.  The  obligation of Company and its affiliates to make a Gross-Up Payment under this Section 6 shall not be conditioned upon Employee’s termination of employment.  Subject to the provisions of this Section 6, all determinations required to be made under this Section 6, including whether a Gross-Up Payment is required and the amount of such

Gross-Up Payment, shall be made by Company’s principal independent accounting firm at the time such determination is made (the “Accounting Firm”).  Employee agrees to promptly furnish information requested by the Accounting Firm in connection with such determinations.  The Accounting Firm shall provide detailed supporting calculations both to Company and Employee within thirty (30) days following the date an event occurs that could give rise to an excise tax on a Payment, or such earlier time as is requested by Company.  Any determination by the Accounting Firm shall be binding upon Company and its affiliates and Employee except as provided elsewhere in this Section 6.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment which will not have been made by Company or its affiliates should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder.  In the event that Company exhausts its remedies pursuant to this Section 6 and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment, together with any penalties and interest related to such Underpayment, if any, shall be made promptly by Company to Employee or for his benefit.  Employee shall notify Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable after Employee knows of such claim and shall apprise Company of the nature of the claim and the date on which the claim is requested to be paid.  Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Employee gives such notice to Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

(i)           give Company any information reasonably requested by Company relating to such claim,

(ii)           take such action in connection with contesting the claim as Company reasonably requests in writing from time to tune, including, without limitation, accepting legal representation with regard to the claim by an attorney selected by Company, and acceptable to Employee,

(iii)           cooperate with Company (at no cost to Employee) in good faith in order effectively to contest the claim, and

(iv)           permit Company to participate in any proceedings relating the claim;

provided, however, that Company and its affiliates shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payments of costs and expenses.  Without limitation of the foregoing provisions of this Section 6, Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either pay the tax claimed to the appropriate taxing authority on behalf of Employee and direct Employee to sue for a refund or to contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Company determines; provided, further, however, that (A) if Company or one of its affiliates pays such claim and directs Employee to sue for a refund, Company and its affiliates shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such payment or with respect to any imputed income in connection with such payment; and (B) any request by Company that Employee extend the statute of limitations relating to payment of taxes for his taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.  If, after the receipt by Employee of a Gross-Up Payment or payment by Company or any of its affiliates of an amount on Employee’s behalf pursuant to this Section 6, Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to Company’s and its affiliate’s complying with the requirements of this Section 6) promptly pay to Company or the applicable affiliate the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after payment by Company or any of its affiliates of an amount on Employee’s behalf pursuant to this Section 6, a determination is made that Employee shall not be entitled to any refund with respect to such claim and Company or the applicable affiliate does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

7.           Restrictive Covenants.  The restrictive covenants set forth in the Non-Competition and Non-Solicitation Agreement shall be the sole and exclusive restrictive covenants to which Employee is subject.

8.           Assignment.  This Agreement shall be binding upon and shall inure to the benefit of Broadpoint, Company, their successors and any person, firm, corporation or other entity that succeeds to all or substantially all of the business, assets or property of Broadpoint and/or Company, as applicable.  This Agreement may be assigned, in whole but not in part, by Company to any successor to Company or its business or any subsidiary or affiliate of Company, provided, that, such assignment does not relieve Company or Broadpoint of their obligations (or guarantees thereof) under this Agreement if the assignee fails to perform.  Employee may not assign any rights or delegate any duties in or under this Agreement.

9.           Waiver.  The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any prior or subsequent breach thereof.

10.           Amendment or Modification.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and a duly authorized officer of the other parties hereto.

11.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to choice or conflict of law principles.

12.           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

13.           Notices.  Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand, by courier, by facsimile, or sent by certified mail, return receipt requested, prepaid, to the address set forth below or such other address as either party may from time to time designate in writing to the other and shall be deemed given as of the date of the delivery if delivered by hand or by courier, if mailed, four (4) days after the date of mailing.

If to Employee:	At the address last on the records of Company.
If to Capital:	Broadpoint Capital, Inc. 12 East 49th Street, 31st Floor New York, New York 10017 Attn: General Counsel Telephone No.: 212-273-7178 Facsimile No.: 212-273-7320

If to Partners	Gleacher Partners Inc. 660 Madison Avenue New York, New York 10065 Attention: Eric Gleacher Telephone No.: 212-418-4200 Facsimile No.: 212-752-2711

If to Broadpoint:	Broadpoint Securities Group, Inc. 12 East 49th Street, 31st Floor New York, New York 10017 Attn: General Counsel Telephone No.: 212-273-7178 Facsimile No.: 212-273-7320

14.           Entire Agreement and Binding Effect.  This Agreement and the Non-Competition Agreement contain the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, and legal representatives.

15.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or providing any provision of this Agreement it shall not be necessary to produce more than one of such counterparts.

16.           Headings.  The Section headings appearing in this Agreement are for reference purposes only and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

17.           Indemnification.  Broadpoint and Company will, to the maximum extent permitted under applicable law and their respective By-Laws and consistent therewith, indemnify and hold Employee harmless against expenses and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of Employee’s employment by Company.  In addition, Broadpoint and Company shall cover Employee under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of employment in the same amount and to the same extent as Broadpoint and Company cover their respective other directors and officers.

18.           Drafting.  The parties hereto acknowledge and agree that this Agreement has been drafted jointly by Broadpoint, Company, Partners and Employee and each has had ample opportunity to review and understand its provisions and seek competent legal advice.

19.           Dispute Resolution.  Except as provided in Section 9 of this Agreement, all disputes arising out of, or related to, this Agreement, or the breach thereof, shall be subject to and resolved by arbitration in New York, New York through the facilities and in accordance with the rules of the Financial Industry Regulatory Authority (“FINRA”), and the parties agree to submit to the jurisdiction of FINRA with respect to any such controversy or dispute.  Notwithstanding the foregoing, Employee agrees that in the event of Employee’s breach of the restrictive covenants set forth in the Non-Competition and Non-Solicitation Agreement, Company may obtain injunctive relief in any court of competent jurisdiction pending arbitration.

20.           Survival.  The respective obligations of, and benefits offered to, Employee, Broadpoint, Company and Partners as provided in this Agreement shall survive the termination of this Agreement to carry out their intended purpose.

21.           Compliance with Section 409A.  This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent.  The payments to Employee pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation Section 1.409A-1(b)(4).  Each payment and benefit hereunder shall constitute a “separately identified” amount within the meaning of Treasury Regulation Section 1.409A-2(b)(2).  In the event that the terms of this Agreement would subject Employee to taxes or penalties under Section 409A of the Code (“409A

Penalties”), Company and Employee shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible.  To the extent any amounts under this Agreement are payable by reference to Employee’s termination of employment, such term shall be deemed to refer to Employee’s “separation from service,” within the meaning of Section 409A of the Code.  Notwithstanding any other provision in this Agreement to the contrary, if Employee is a “specified employee,” as defined in Section 409A of the Code, as of the date of Employee’s separation from service, then to the extent any amount payable (including the accelerated vesting of equity awards) under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable (or in the case of equity awards will be settled) upon Employee’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Employee’s separation from service, such payment (or settlement of equity awards) shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Employee’s death.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 2nd day of March, 2009.

BROADPOINT SECURITIES GROUP, INC.

/s/ Lee Fensterstock
By:	Lee Fensterstock
Title:	Chairman & CEO

BROADPOINT CAPITAL, INC.

/s/ Lee Fensterstock
By:	Lee Fensterstock
Title:	Chairman & CEO

GLEACHER PARTNERS, LLC

/s/ Jeffrey Tepper
By:
Title:

EMPLOYEE:

/s/ Eric Gleacher
Eric Gleacher

[Signature Page to Employment Agreement,
by and between Gleacher Partners LLC, Broadpoint Capital, Inc. and Eric Gleacher]